Exhibit 4.42

AMENDMENT TO PROMISSORY NOTE

This AMENDMENT TO PROMISSORY NOTE (the “Amendment”) is made this 21st day of December, 2001, between EpicEdge, Inc., a Texas corporation (“Maker”), and Fleck T.I.M.E. Fund, L.P. (“Payee”).

PREAMBLE

WHEREAS, Maker executed a Convertible Promissory Note on the 1st day of December 2000, whereby it promised to pay to the order of Payee the sum of $1,000,000, (the “Original Note”), and

WHEREAS, in order to maximize the purposes for which the Original Note was procured, Maker and Payee have agreed to amend the payment terms.

NOW, THEREFORE, in exchange for ten and no/100 dollars ($10), the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Original Note as follows:

1.             Section (b) of the introductory paragraph of the Original Note shall be amended to reflect that the maturity date shall be January 31, 2003;

2.             All other terms of the Original Note shall remain unmodified.

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment or has caused this Amendment to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

MAKER:

EPICEDGE, INC.

By:
Name:
Title:

PAYEE:

FLECK T.I.M.E. FUND, L.P.

By:
Name:
Title: